Exhibit 8.1

Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY 10019-6899
(212) 728-8000

December 19, 2002

Citigroup Diversified Futures Fund L.P.
c/o Smith Barney Futures Management LLC
388 Greenwich Street—7th floor
New York, New York 10013

Re:    Citigroup Diversified Futures Fund L.P.

Ladies and Gentlemen:

We have acted as counsel for Citigroup Diversified Futures Fund L.P., a limited partnership organized under the New York Revised Limited Partnership Act (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (the “Registration Statement”), relating to the registration of 200,000 Units of Limited Partnership Interest in the Partnership.

In so acting, we have reviewed such data, documents, statutes and regulations and have considered such questions of law and fact as we have deemed pertinent for purposes of this opinion. Based upon the foregoing, we are of the opinion that the Partnership will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation. In addition, we hereby confirm to you our opinion under the caption “Income Tax Aspects” in the Prospectus constituting part of the Registration Statement including, in particular, the description of the consequences to an investor of the classification of the Partnership as a partnership for federal income tax purposes. This opinion is based upon the facts as stated in the Registration Statement and the current federal income tax law and regulations. No tax ruling has been obtained from the Internal Revenue Service confirming the classification of the Partnership as a partnership, and the general partner of the Partnership does not intend to request such a ruling.

Very truly yours,

/s/    Willkie Farr & Gallagher